                                                                     EXHIBIT 2.5










                               AAR POWERBOSS, INC.

                              Financial Statements

                              May 31, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                               AAR POWERBOSS, INC.



                                TABLE OF CONTENTS



                                                                        PAGE

Independent Auditors' Report                                              1

Balance Sheets, May 31, 1998 and 1997                                     2

Statements of Operations and Accumulated Deficit,
    Years ended May 31, 1998 and 1997                                     3

Statements of Cash Flows,
    Years ended May 31, 1998 and 1997                                     4

Notes to Financial Statements                                             5

                          INDEPENDENT AUDITORS' REPORT



     The Audit Committee of the
         Board of Directors
     AAR PowerBoss, Inc.:


     We have audited the accompanying balance sheets of AAR PowerBoss, Inc. (the Company) as of May 31, 1998 and 1997 and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AAR PowerBoss, Inc. as of May 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






     December 18, 1998

                             AAR POWERBOSS, INC.

                                Balance Sheets

                            May 31, 1998 and 1997




                             ASSETS                                                   1998           1997
                                                                                 --------------   ------------
Current assets:
 Accounts receivable, net of allowance for doubtful accounts of
  $360,675 in 1998 and $333,574 in 1997                                          $    3,054,760      5,238,059
 Inventories                                                                          4,749,255      4,327,399
 Deposits and other                                                                      82,928        123,407
 Accounts receivable transferred to financial institution                             2,160,598              -
                                                                                 --------------   ------------
     Total current assets                                                            10,047,541      9,688,865
                                                                                 --------------   ------------
Property and equipment, net:
 Land                                                                                    93,000         93,000
 Building and improvements                                                            2,911,611      2,911,611
 Equipment, furniture, and fixtures                                                   4,052,680      3,942,113
 Accumulated depreciation                                                            (4,324,975)    (3,890,428)
                                                                                 --------------   ------------
     Total property and equipment, net                                                2,732,316      3,056,296
                                                                                 --------------   ------------
Other assets                                                                             69,379         19,379
                                                                                 --------------   ------------
                                                                                 $   12,849,236     12,764,540
                                                                                 ==============   ============
                         LIABILITIES AND OWNER'S DEFICIT

Current liabilities:
 Accounts payable                                                                $    1,182,117      1,417,051
 Cash overdraft                                                                         222,968        209,608
 Accrued liabilities                                                                    657,488        721,209
 Obligation for transferred receivables                                               2,160,598              -
                                                                                 --------------   ------------
     Total current liabilities                                                        4,223,171      2,347,868

Payable to AAR CORP.                                                                 10,341,308     11,692,318
                                                                                 --------------   ------------
     Total liabilities                                                               14,564,479     14,040,186
                                                                                 --------------   ------------
Owner's deficit:
 Common stock, $1 par value. Authorized 100,000 shares, issued and
  outstanding 1,000 shares                                                                1,000          1,000
 Capital surplus                                                                      7,723,179      7,723,179
 Accumulated deficit                                                                 (9,439,422)    (8,999,825)
                                                                                 --------------   ------------
     Total owner's deficit                                                           (1,715,243)    (1,275,646)
                                                                                 --------------   ------------
                                                                                 $   12,849,236     12,764,540
                                                                                 ==============   ============

See accompanying notes to financial statements.

                             AAR POWERBOSS, INC.

               Statements of Operations and Accumulated Deficit

                      Years ended May 31, 1998 and 1997


                                                                         1998             1997
                                                                  ----------------     ------------
Net sales                                                         $     22,496,872       22,337,653

Costs and operating expenses:
 Cost of sales                                                         (19,936,985)     (19,696,699)
 Selling, general and administrative                                    (2,293,881)      (2,105,887)
                                                                  ----------------     ------------
     Operating income                                                      266,006          535,067

Capital charge from AAR CORP.                                             (864,000)        (997,000)
Other income                                                                     -           16,739
Interest expense from transfer of accounts receivable                      (83,623)               -
                                                                  ----------------     ------------
     Loss before income taxes                                             (681,617)        (445,194)

Income tax benefit                                                         242,020          157,900
                                                                  ----------------     ------------
     Net loss                                                             (439,597)        (287,294)

Accumulated deficit, beginning of year                                  (8,999,825)      (8,712,531)
                                                                  ----------------     ------------
Accumulated deficit, end of year                                  $     (9,439,422)      (8,999,825)
                                                                  ================     ============

See accompanying notes to financial statements.

                             AAR POWERBOSS, INC.

                           Statements of Cash Flows

                      Years ended May 31, 1998 and 1997

                                                                1998          1997
                                                          --------------   ----------
Cash flows from operating activities:
 Net loss                                                 $     (439,597)    (287,294)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation and amortization                                 462,230      304,423
   Changes in assets and liabilities:
    Accounts receivable                                           22,701     (523,149)
    Inventories                                                 (421,857)     644,527
    Prepaid expenses                                              40,079      (35,231)
    Other assets                                                 (50,000)          (1)
    Accounts payable                                            (234,934)    (498,148)
    Accrued liabilities                                          (63,721)    (132,241)
                                                          --------------   ----------
     Net cash used in operating activities                      (685,099)    (527,114)
                                                          --------------   ----------
Cash flows from investing activities -
 property, plant, and equipment expenditures                    (138,251)    (313,550)
                                                          --------------   ----------
Cash flows from financing activities:
 Borrowings from (Payments to) AAR CORP.                      (1,350,608)     777,641
 Proceeds from accounts receivable transfer                    2,160,598            -
                                                          --------------   ----------
     Net cash from financing activities                          809,990      777,641
                                                          --------------   ----------
     Decrease in cash and cash equivalents                       (13,360)     (63,023)

Cash and cash equivalents, beginning of year                    (209,608)    (146,585)
                                                          --------------   ----------
Cash and cash equivalents, end of year                    $     (222,968)    (209,608)
                                                          ==============   ==========

See accompanying notes to financial statements.

                               AAR POWERBOSS, INC.

                          Notes to Financial Statements

                              May 31, 1998 and 1997





(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              DESCRIPTION OF BUSINESS

              AAR PowerBoss, Inc. (PowerBoss or the Company) is a wholly owned subsidiary of its ultimate parent, AAR CORP. PowerBoss designs, manufactures, and sells riding and walk behind equipment that sweeps and/or scrubs hard floors in manufacturing, distribution and government facilities, hospitals, airports, and hotels. The Company sells through a worldwide network of approximately 100 independent dealers.

              REVENUE RECOGNITION

              Sales and related cost of sales are recognized upon the shipment of equipment and other products.

              CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. At May 31, 1998 and 1997, no cash equivalents were held by the Company. Cash overdraft consists of outstanding checks in excess of bank balances.

              ACCOUNTS RECEIVABLE

              In 1998, PowerBoss entered into an agreement with a major financial institution whereby PowerBoss would transfer to the financial institution certain accounts receivable primarily due from non-U.S. customers. In accordance with SFAS No. 125, the Company has accounted for the transfer of the accounts receivable as a secured borrowing. Under the terms of the agreement, the financial institution assumes 90% of the credit risk for all receivables it accepts for which it grants approval. For the receivables the financial institution accepts for which it does not grant credit approval, the financial institution assumes no credit risk. As of May 31, 1998, PowerBoss transferred $2,160,598 of accounts receivable under the terms of the agreement. Interest is charged on the outstanding accounts receivable balance at LIBOR plus 75 basis points. Approximately $382,399 of the accounts receivable transferred was guaranteed by AAR CORP.

              FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF MARKET OR CREDIT RISK

              Financial instruments that potentially subject the Company to concentrations of market or credit risk consist principally of trade receivables. While the Company's trade receivables are diverse by customer, the majority are concentrated with industrial-type companies. The Company evaluates its customers' financial condition prior to extending credit privileges and performs ongoing credit evaluations by reviewing payment experience, current financial condition and risk.

              SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Accounts receivable, accounts payable, obligation for transferred receivables, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of these instruments.


                                                                     (Continued)
                                       5

                              AAR POWERBOSS, INC.

                          Notes to Financial Statements

                              May 31, 1998 and 1997


              Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates.

              INVENTORIES

              Inventories are priced at the lower of cost or market. Cost is determined by the first-in, first-out method. The following is a summary of inventories:

                                                           MAY 31,
                                                 ----------------------------
                                                     1998           1997
                                                 -------------  -------------

              Raw materials and parts          $    3,661,715      2,902,942
              Work-in-process                         177,024        914,887
              Finished goods                        1,430,703      1,200,349
              Inventory reserve                      (520,187)      (690,779)
                                                 -------------  -------------

                                               $    4,749,255      4,327,399
                                                 =============  =============

              PROPERTY, PLANT, AND EQUIPMENT

              Depreciation is computed on the straight-line method over useful lives of 10-40 years for buildings and improvements and 3-10 years for equipment, furniture and fixtures. Repairs and maintenance expenditures are expensed as incurred. Upon sale or disposal, cost and accumulated depreciation are removed from the accounts and related gains and losses are included in results of operations.

              INCOME TAXES

              Federal and state income tax obligations and benefits are assumed and paid directly by AAR CORP. as part of the AAR CORP. consolidated Federal and state income tax returns. There is no tax-sharing agreement between PowerBoss and AAR CORP. or its affiliates.

              The income tax benefit reflected on the May 31, 1998 and 1997 Statements of Operations and Accumulated Deficit were calculated based upon Federal and state statutory tax rates. The effective tax rate for each year is approximately 35.5%.


                                                                     (Continued)

                              AAR POWERBOSS, INC.

                          Notes to Financial Statements

                              May 31, 1998 and 1997



              The associated current and deferred income tax assets and liabilities are reflected in the payables to AAR CORP. Deferred taxes, which are recorded on AAR CORP.'s consolidated balance sheet, consist of the following:


                                                                                   MAY 31,
                                                                          ---------------------------
                                                                             1998           1997
                                                                          ------------  -------------
              Deferred tax assets:
                  Inventory                                             $    268,200       364,577
                  Warranty reserve                                            94,600       103,279
                  Accounts receivable and other                               22,816        89,273
                                                                          ------------  -------------

                             Total current deferred tax assets               385,616       557,129

                  Long-term deferred tax liability - depreciation           (195,125)     (248,657)
                                                                          ------------  -------------

                             Total net deferred taxes                   $    190,491       308,472
                                                                          ============  =============

              The Company has determined that a valuation allowance is not required based upon the Company's expectations for future earnings.

              STATEMENTS OF CASH FLOWS

              Supplemental information on cash flows follows:

                                                     YEARS ENDED MAY 31,
                                                  -------------------------
                                                     1998          1997
                                                  ------------  -----------

              Interest paid                     $    83,623           127
              Income taxes paid                      30,900        15,187
                                                  ============  ===========

              USE OF ESTIMATES

              Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (2)   EMPLOYEE BENEFIT PLANS

              DEFINED BENEFIT PLANS

              All eligible full-time employees of PowerBoss are covered by AAR CORP.'s defined benefit retirement plan. The cost of these benefits is allocated to PowerBoss from AAR CORP. and is included in cost of sales and selling, general and administrative expenses on the May 31, 1998 and 1997 Statements of Operations and Accumulated Deficit. Defined benefit retirement plan expense allocated to PowerBoss was $95,000 during fiscal 1998 and $94,000 during fiscal year 1997.



                                                                     (Continued)

                              AAR POWERBOSS, INC.

                          Notes to Financial Statements

                              May 31, 1998 and 1997



              DEFINED CONTRIBUTION PLAN

              The defined contribution plan is a profit-sharing plan which is intended to qualify as a 401(k) plan under the Internal Revenue Code. Under the plan, eligible employees may contribute up to 15.0% of their pretax compensation, subject to applicable regulatory limits. The Company may make matching contributions up to 6.0% of compensation. Participants vest immediately in Company contributions. Expense charged to results of operations was $26,230 during fiscal 1998 and $26,240 during 1997 representing the cost of the matching contribution made by PowerBoss.

(3)     RELATED PARTY TRANSACTIONS

        AAR CORP. provides a variety of general and administrative services to PowerBoss. These services include human resource and employee benefit services, management information system services, insurance, tax, treasury and cash management services, credit and collection services, and other corporate services. The costs of these services are recorded in selling, general and administrative expenses on PowerBoss' May 31, 1998 and 1997 Statement of Operations and Accumulated Deficit. Charges allocated to PowerBoss for these services were $393,027 during fiscal 1998 and $428,725 during fiscal 1997. These charges may not be indicative of costs required on a stand-alone basis. In addition, certain related assets and liabilities are recorded on AAR CORP's. balance sheet, including accruals for property taxes, medical claims, and workman's compensation costs.

        There are no fixed repayment terms related to the payable to AAR CORP. Additionally, there is no interest charged to the Company other than through the capital charge.

        AAR CORP. will provide administrative, operational and financial support to PowerBoss as long as it remains a wholly owned subsidiary of AAR. CORP.

(4)     COMMITMENTS AND CONTINGENCIES

        The Company leases certain facilities and equipment under agreements that expire at various dates through 2001. Rental expense under these operating leases was $119,517 in fiscal 1998 and $143,541 in fiscal 1997.

        Future minimum payments under leases with initial or remaining terms of one year or more at May 31, 1998 are $95,113 for fiscal year 1999, $56,089 for fiscal 2000, and $22,644 for fiscal 2001.

        The Company has guaranteed approximately $104,000 at May 31, 1998 and $120,000 at May 31, 1997 for an outside dealer financing arrangement.

(5)     YEAR 2000

        The Company's major business application (Data Three) is not Year 2000 compliant. The Company is in the process of evaluating its options regarding its computer systems, which include converting the Company to new business applications which are Year 2000 compliant. Costs related to these options have not yet been determined, though these amounts may be material to the financial position of PowerBoss.


                                                                     (Continued)

                               AAR POWERBOSS, INC.

                          Notes to Financial Statements

                              May 31, 1998 and 1997





(6)     SUBSEQUENT EVENTS

        On November 23, 1998, AAR CORP. sold substantially all of the assets and liabilities (net assets) of the Company to Minuteman International.